EXHIBIT 10.16
Execution Copy
POST-RETIREMENT MEDICAL BENEFITS COVERAGE AGREEMENT
     THIS POST-RETIREMENT MEDICAL BENEFITS COVERAGE AGREEMENT (this “Agreement”) is made and entered into by and between VCA Antech, Inc., a Delaware corporation (the “Company”), and Arthur J. Antin, an individual (“Executive”) on the date or dates shown opposite their signatures below, to be effective as of December 27, 2007, the date on which the Compensation Committee of the Board of Directors approved the Agreement.
RECITALS
     WHEREAS, Executive has been an officer of the Company since its initial formation over 20 years ago, and the Company is indebted to Executive’s contributions to the Company; and
     WHEREAS, the Company and Executive desire that the Company continue to provide medical benefits coverage to Executive and his family members after his retirement from the Company.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the parties hereto agree as follows:
     1. Continuing Medical Benefits Coverage.
          1.1. Following termination of Executive’s position as an employee of the Company, at Executive’s option, the Company shall continue to provide medical benefits coverage for Executive and his family (for all purposes of this agreement, references to family or spouse shall include a registered domestic partner) commencing on or after the date Executive attains (or in the case of surviving family, would have attained) age 60, until the last to occur of (a) Executive’s death, (b) the death of Executive’s spouse, or (c) the end of the year in which occurs the attainment of age 25 by each of Executive’s children; provided, however, that medical benefit coverage for each of Executive’s children shall cease upon the end of the year in which such child’s 25th birthday occurs (unless such child is disabled, in which case coverage shall continue), if earlier. Such medical benefits coverage shall be at least as favorable as the most favorable level, type and basis of medical coverage provided to Executive and his family at any time within five years before termination of Executive’s employment with the Company. Upon Executive’s eligibility for Medicare (or a similar program), Executive shall have the option, but not the obligation, to enroll in Medicare (or such similar program). If Executive or any eligible family member elects to enroll in such program, then the Company’s obligation hereunder to such enrolled person shall be limited thereafter to providing Medicare supplementary coverage, Lloyds policy and Executive Edge Medical Reimbursement Insurance or substantially similar policies.

          1.2. The Company shall provide the medical benefits coverage described in Section 1.1 through the Company-sponsored medical plans (including Executive Edge Medical Reimbursement Insurance or a substantially similar policy); provided that if the Company is unable to do so, then the Company shall secure similar individual health insurance policies providing comparable benefits for Executive and his family. If, however, the Company fails to secure such similar health insurance policies, then Executive shall be entitled to obtain similar individual health insurance policies providing comparable benefits for him and his family, and the Company shall reimburse Executive for the cost of such policies upon Executive’s submission of proof of his prior payment of the premiums for such policies.
          1.3. Executive’s election to continue medical benefits coverage under this Agreement is an alternative to statutory continuation coverage rights provided by the Consolidated Omnibus Reconciliation Act of 1985 (COBRA), and shall cause such statutory rights to permanently expire with respect to Executive and Executive’s eligible family members.
     2. Code Section 409A Tax Gross-Up. If, by reason of a failure of any provision of this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the continuation of medical benefits coverage provided in Section 1 hereof is subject to taxation under Code Section 409A(a)(1), then the Company shall pay to Executive an additional payment (the “Gross-Up Payment”) equal to all federal, state and local taxes incurred by Executive as a result of compensation paid or made available to Executive by the Company, including the amount of additional taxes imposed due to the Company’s payment of the initial taxes and interest under Code Section 409A. The Company shall pay the entire Gross-Up Payment by the end of Executive’s taxable year next following his taxable year in which Executive remits the related taxes.
     3. Conditions to Coverage. Notwithstanding the provisions of Section 1.1 hereof, the obligation to provide medical benefits coverage under this Agreement shall be subject to the following additional limitations and conditions.
          3.1. There shall be coordination of benefits where other medical benefits coverage exists. The Company provided coverage is secondary to:
          (a) Another employer’s group medical plan in which Executive or an eligible family member participates as an active employee;
          (b) Another employer’s group medical plan in which Executive or an eligible family member is covered as the spouse or dependent of an active employee;
          (c) Any individual medical benefits coverage under which Executive or an eligible family member is covered; and
          (d) Medicare coverage.
          3.2. The coverage under this Agreement shall cease and Company shall have no further obligation to provide medical benefits coverage to Executive or to any eligible family member in the event that Executive directly or indirectly causes any person or entity controlled by Executive:

          (a) to induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates; or
          (b) to induce or to attempt to induce any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.
     4. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and cannot be changed or terminated except in writing signed by both Executive and the Company.
     5. Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to the Company:	VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, CA 90064-1022
Attention: Board of Directors
Facsimile No.: (310) 571-6701

If to Executive:	Arthur J. Antin
12401 West Olympic Boulevard
Los Angeles, CA 90064-1022
or
the Executive’s address in the Company’s personnel records
     6. Governing Law. Except to the extent governed by the Employee Retirement Income Security Act of 1974, as amended, this Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to its conflict of laws provisions.
     7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, and all such executed counterparts shall together constitute one Agreement.
     8. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     9. Successors and Assigns. This Agreement and all obligations and benefits of Executive and the Company hereunder shall bind and inure to the benefit of Executive and the Company, their respective affiliates, and their respective successors and assigns.

     10. Amendments and Waivers. No amendment or waiver of any term or provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.
     11. Title and Headings. The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.
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     IN WITNESS WHEREOF, each of the parties has signed this Agreement on the date opposite their signature below.

VCA ANTECH, INC. THE “COMPANY”

Dated: February 25, 2008	By:	/s/ Robert L. Antin
Robert L. Antin, Chairman of the Board, Chief Executive Officer & President

ACCEPTED AND AGREED TO:

Dated: February 25, 2008	/s/ Arthur J. Antin

Arthur J. Antin, in his individual capacity

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